Exhibit 2
STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT (this “Agreement”) made as of this 15th day of January, 2010, among Asia Special Situation Acquisition Corp., a Cayman Islands exempted company (“Buyer” or “ASSAC”), the signatory on the execution page hereof (“Seller”) and solely for the purposes of Sections 3(d), 6 and 7 hereof, Marseilles Capital LLC (“Marseilles”), Allius Ltd. (“Allius”), Noble Investment Fund Limited (“Noble”) and Ho Capital Management LLC (“HCM” and together with Marseilles, Allius and Noble, the “Insiders”).
WHEREAS, Buyer was organized for the purpose of acquiring control of one or more unidentified operating businesses, through a capital stock exchange, asset acquisition, stock purchase, or other similar transaction, including obtaining a majority interest through contractual arrangements (“Business Combination”); and
WHEREAS, Buyer consummated an initial public offering in January 2008 (“IPO”) in connection with which it raised gross proceeds of approximately $115 million, a significant portion of which was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer and Trust Company (“Continental”) pending the consummation of a Business Combination, or the dissolution and liquidation of Buyer in the event it is unable to consummate a Business Combination on or prior to January 23, 2010; and
WHEREAS, Buyer has entered into acquisition agreements to acquire (i) the assets and liabilities or equity interests of various pooled investment vehicles managed by Stillwater Capital Partners, Inc.; (ii) an 81.5% controlling interest in Amalphis Group, Inc.; (iii) the assets and investments held by Wimbledon Financing Master Fund Ltd. and Wimbledon Real Estate Financing Fund Ltd.; and (iv) all of the equity of Northstar Group Holdings, Ltd. and its wholly-owned subsidiaries, Northstar Reinsurance, Ltd. and Northstar Reinsurance Ireland Ltd. ((i)-(iv), collectively, the “Acquisitions”); and
WHEREAS, the approval of the Acquisitions are contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding ordinary shares of Buyer which are present and entitled to vote at the special meeting called to approve the Acquisitions; and
WHEREAS, pursuant to certain provisions in Buyer’s memorandum and articles of association, a holder of Buyer’s ordinary shares issued in the IPO may, if it votes against the Acquisitions, demand that Buyer convert such ordinary shares into cash (“Conversion Rights”); and
WHEREAS, the Acquisitions cannot be consummated if holders of 35% or more of Buyer’s ordinary shares issued in the IPO exercise their Conversion Rights; and
WHEREAS, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller the number of ordinary shares set forth on the execution page of this Agreement (“Shares”) for the purchase price per share set forth therein (“Purchase Price Per Share”) and for the aggregate purchase price set forth therein (“Aggregate Purchase Price”) plus the fees set forth therein (the “Fees”).
NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1. Purchase. Seller hereby agrees to sell to Buyer and Buyer hereby agrees to (i) purchase from Seller at the Closing (as defined in Section 3(c)) the Shares at the Purchase Price Per Share, for the Aggregate Purchase Price and (ii) pay the Fees (or MFN Differential calculated pursuant to Section 5(m), if applicable) to Seller at the Closing.

2. Agreement not to Convert; Voting. In further consideration of the Aggregate Purchase Price and the Fees, provided that the representations and warranties made by Buyer in Section 5 hereof are true and correct on the date of the stockholder meeting in connection with the approval of the Acquisitions with the same effect as though made on such date and Buyer has complied in all material respects with its obligations set forth in this Agreement through such date, Seller hereby agrees it has not and will not exercise its Conversion Rights with respect to any of the Shares or, if it has already exercised its Conversion Rights, it hereby withdraws and revokes such exercise and will execute all necessary documents and take all actions required in furtherance of such revocation. In further consideration of the Aggregate Purchase Price, Seller shall use its reasonable best efforts to cause the Shares to be voted in favor of the Acquisitions and each of the other proposals to be submitted at the extraordinary general meeting (the “Proposals”), or adjournment thereof, called for by Buyer for the purpose of voting upon (i) the Acquisitions and (ii) any other proposal set forth in Buyer’s definitive proxy statement filed with the Securities and Exchange Commission on January 7, 2010 (the “Proxy Statement”) describing the Acquisitions and Proposals, each in the manner set forth in such Proxy Statement.
3. Closing Matters.
(a) Within one business day of the date of this Agreement, Buyer shall send the notice attached as Annex 1 hereto to Continental.
(b) Prior to the Closing, Seller shall deliver or cause to be delivered to Buyer appropriate instructions for book entry transfers of ownership of the Shares from Seller to Buyer.
(c) The closing of the purchase and sale of the Shares (“Closing”) will occur as soon as practicable, but in no event more than one (1) business day after the consummation of the Acquisitions, with such consummation occurring no later than 11:59 p.m. eastern standard time on January 23, 2010 (the “Expiration Date”). At the Closing, Seller shall deliver the Shares to an account specified by Buyer using the Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) System and, upon receipt of the Shares, the Aggregate Purchase Price plus the Fees (or MFN Differential, if applicable) shall be paid to Seller, in accordance with the Irrevocable Instructions attached hereto as Annex I, by wire transfer of immediately available funds from Buyer’s Trust Account to an account specified by Seller. It shall be a condition to the obligation of Buyer on the one hand and Seller on the other hand, to consummate the transfer of the Shares contemplated hereunder that the other party’s representations and warranties are true and correct at the Closing with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.
(d) In the event the Acquisitions are not consummated by the Expiration Date and Buyer has not dissolved and liquidated its assets and paid Seller the liquidation value of its Shares by February 8, 2010, then Buyer shall pay to Seller in immediately available funds, until Buyer liquidates and distributes its assets to its shareholders, an amount equal to the lesser of (i) 4.0% of the Aggregate Purchase Price plus the Fees per month (pro-rated on a daily basis based on the date when payment is required and the date such payment is made) or (ii) the highest lawful rate, for each Share held by Seller from the date such payment was required to be made through the date such payment is actually made. Buyer agrees to promptly dissolve and liquidate and distribute its assets in accordance with the laws of the Cayman Islands if the Acquisitions are not consummated by the Expiration Date.

(e) In the event that the Acquisitions are consummated and Seller has not received the Aggregate Purchase Price and the Fees by January 25, 2010, then Buyer shall pay to Seller in immediately available funds an amount equal to the lesser of (i) 4.0% of the Aggregate Purchase Price plus the Fees per month (pro-rated on a daily basis based on the date when payment is required and the date such payment is made) or (ii) the highest lawful rate, for each Share held by Seller from the date such payment was required to be made through the date such payment is actually made; provided, however, that Buyer shall not be required to pay amounts due under this Section 3(e) if Seller has not delivered Shares to Buyer’s transfer agent, but only with respect to the Shares that have not been delivered.
4. Representations and Warranties of the Seller. Seller makes the following representations and warranties to and for the benefit of Buyer on the date hereof and on the Closing.
(a) Sophisticated Seller. Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares to Buyer.
(b) Independent Investigation. Seller, in making the decision to sell the Shares to Buyer, has not relied upon any oral or written representations or assurances from Buyer or any of its officers, directors or employees or any other representatives or agents of Buyer, except as are contained in this Agreement. Seller has had access to all of the filings made by Buyer with the SEC, pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”) in each case to the extent available publicly via the SEC’s Electronic Data Gathering, Analysis and Retrieval system.
(c) Authority. This Agreement has been validly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Seller is a party which would prevent Seller from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Seller is subject.
(d) No Legal Advice from Buyer. Seller acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Seller’s own legal counsel and investment and tax advisors. Seller is not relying on any statements or representations of Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.
(e) Ownership of Shares. As of the Closing, Seller will be the legal and beneficial owner of the Shares and, to its knowledge, will transfer to Buyer at the Closing good title to the Shares free and clear of any liens, claims, security interests, options, charges or any other encumbrance whatsoever, except as otherwise agreed to in writing to Buyer. Buyer acknowledges that the Shares may be transferred without the right to vote them at the extraordinary general meeting of shareholders to approve the Acquisitions.
(f) Number of Shares. The Shares being transferred pursuant to this Agreement represent all the ordinary shares owned by Seller as of the date hereof.
(g) Aggregate Purchase Price Negotiated. Seller represents that both the amount of Shares and the Aggregate Purchase Price were negotiated figures by the parties and that the terms and conditions by the parties of this Agreement may differ from arrangements entered into with other holders of Buyer’s ordinary shares.

5. Representations, Warranties and Covenants of Buyer. Buyer makes the following representations, warranties and covenants to and for the benefit of Seller on the date hereof and on the Closing.
(a) Sophisticated Buyer. Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the purchase of Shares from Seller.
(b) Independent Investigation. Buyer, in making the decision to purchase the Shares from Seller, has not relied upon any oral or written representations or assurances from Seller or any of its officers, directors, partners or employees or any other representatives or agents of Seller, except as are contained in this Agreement.
(c) Authority. This Agreement has been validly authorized, executed and delivered by Buyer and assuming the due authorization, execution and delivery thereof by Seller, is a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer is a party which would prevent Buyer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Buyer is subject.
(d) No Legal Advice from Seller. Buyer acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Buyer’s own legal counsel and investment and tax advisors. Buyer is relying solely on such counsel and advisors and not on any statements or representations of Seller or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.
(e) Organization. Buyer has been duly organized and is validly existing under the laws of its jurisdiction of organization, with all requisite power and authority to enter into this Agreement, to carry out the provisions and conditions hereof, and to consummate the transactions contemplated hereby.
(f) Liabilities. Buyer (i) has no liabilities, obligations, guarantees or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) other than those reflected on the Schedule of Liabilities attached hereto, and (ii) has no outstanding Liabilities that are not subject to an effective waiver of claims against the Trust Account, except those Liabilities set forth on such Schedule of Liabilities and indicated as “unwaived,” which Schedule of Liabilities includes all Liabilities that resulted from, and potential Liabilities that could result from, target businesses, vendors and service providers that have not waived any claims against the Trust Account.
(g) Title and Liens. (i) Buyer has good title to the Trust Account and all assets in, or credited to, in the Trust Account, and (ii) the Trust Account, together with all assets in, or credited to, the Trust Account, are free and clear of any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (a “Lien”) other than the Liens in favor of Continental for the customary fees and expenses of Continental incurred in connection with the administration of the Trust Account and those creditors set forth on the Schedule of Liabilities attached hereto and indicated as “unwaived”, and (iii) Buyer has not and will not create, incur, or suffer to exist any Lien on the Trust Account or any asset in or credited to the Trust Account, whether arising by contract or agreement or under law.

(h) Waivers of Claims Against Trust Account. Except as otherwise disclosed on the Schedule of Liabilities described in Section 5(f) above, Buyer has not obtained and agrees that it will not obtain, the services of any vendor or service provider unless and until such vendor or service provider acknowledges in writing that it does not have any right, title, interest or claim of any kind in or to any monies, securities, or other assets of the Trust Account and waives any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer and will not seek recourse against the Trust Account for any reason whatsoever; provided that the foregoing shall not apply to Buyer’s independent accountants. In addition, the waivers of claims against the Trust Account agreed to by Buyer and each of the target businesses in the acquisition agreements relating to the Acquisitions shall remain in full force and effect.
(i) Future Indebtedness. Buyer agrees that it shall not incur any Indebtedness (as defined below) in excess of $10,000 in the aggregate, other than Indebtedness listed on Schedule I attached hereto, without the prior written consent of Seller prior to the Closing. “Indebtedness” means (i) indebtedness for borrowed money or the deferred price of property, goods or services (other than trade and other payables incurred in the ordinary course of business), such as reimbursement and other obligations for surety bonds and letters of credit, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) capital lease obligations, (iv) the net obligations of Buyer under derivative transactions (including, but not limited to, under swap agreements) or commodity transactions, and (v) any other operating expenses or other obligations incurred by Buyer; and (vi) obligations of Buyer under a guarantee of debt of others of the kinds referred to in clauses (i) through (v) above. Notwithstanding anything to the contrary in this Agreement, “Indebtedness” shall not mean or include (i) any contracts or arrangements of Buyer to purchase additional ordinary shares using proceeds held in the Trust Account, (ii) any taxes owed to any federal, state or local taxing authority and (iii) the payment of any Conversion Rights. The Indebtedness set forth on Schedule I shall be subordinated in payment and performance to the obligation to pay Seller pursuant to this Agreement in a manner reasonably acceptable to Seller.
(j) Trust Account. Buyer confirms that at least $ 115,000,000 is held in the Trust Account. Buyer covenants that the value of the Trust Account, as of any date of determination, shall not be less than $10.00 per Buyer ordinary share issued in the IPO subject to conversion and shall grant Seller view-only Internet access to the Trust Account to confirm such value.
(k) Irrevocable Instructions to Continental. Upon execution of this Agreement, Buyer is delivering the Irrevocable Instructions attached as Annex I to Continental requiring that no funds be released from the Trust Account unless the amounts released from the Trust Account are used to pay in full the amount due to the Seller under this Agreement prior to release of any funds from the Trust Account to Buyer or any other party and Continental has acknowledged and agreed to such Irrevocable Instructions. Seller hereby agrees and consents to the terms of such irrevocable instruction letter. Buyer shall deliver a copy of such Irrevocable Instructions to Seller upon execution of this Agreement. Buyer agrees that it will not enter into an agreement for a replacement of Continental as trustee in connection with the Trust Account unless and until Buyer, such substitute trustee, and any other required signatory shall first deliver to the Seller fully executed Irrevocable Instructions substantially in the form attached as Annex 1 hereto together with all others instructions executed by Continental and Buyer in connection with transfer of any funds in the Trust Account. Upon the replacement of Continental, all references herein to Continental will be to the substitute trustee. Neither the Company shall provide, nor the Insiders shall cause the Company to provide, any instructions with respect to the distribution of the Trust Account that are different from the Irrevocable Instructions without the consent of Seller and all signatories to the Irrevocable Instructions; provided, however, upon written confirmation of Trustee’s compliance with the irrevocable instruction letter and payment of the Aggregate Purchase Price and the Fees to Seller, Buyer may liquidate the Trust Account without further regard to this letter or such irrevocable instructions.

(l) Filings. None of the filings and reports made by Buyer with SEC and available on the SEC’s EDGAR system, as of their respective filing dates, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Prior to Closing, Buyer agrees to make all required filings with the SEC under the federal securities laws.
(m) Most Favored Nation. Buyer covenants and agrees that in the event it enters into agreements with other purchasers of shares (“Other Purchasers”) on or prior to January 23, 2010 on terms similar to this Agreement or for purposes similar to the purposes for which this Agreement is entered into by Buyer, it will not grant such Other Purchasers nor afford such Other Purchasers terms, conditions or treatment more favorable than the terms, conditions and treatment granted to Seller or Seller’s affiliates in this Agreement; provided that Buyer may make purchases of Buyer ordinary shares from its own shareholders at a price that does not exceed $10.00 per ordinary share. In the event that Buyer does purchase ordinary shares from its shareholders at a price that exceeds $10.00 per share, Buyer agrees to pay Seller, the Aggregate Purchase Price plus the greater of (a) the Fees payable pursuant to Section 1 of this Agreement, or (b) the difference, if any, between (x) the greatest per ordinary share price paid by Buyer for its ordinary shares from its shareholders multiplied by the number of Shares purchased pursuant to this Agreement, less (y) the Aggregate Purchase Price plus the Fees paid pursuant to this Agreement (the “MFN Differential”), but in no case shall the Purchaser receive both the Fees and the MFN Differential.
6. Representations, Warranties and Covenants of Insiders. Each Insider makes the following representations, warranties and covenants to and for the benefit of Seller on the date hereof and on the Closing.
(a) The execution, delivery and performance of this Agreement by such Insider is a legal, valid and binding agreement of such Insider, enforceable against such Insider in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b) Such Insider will not take any action or give any instructions that would result in Buyer breaching this Agreement.
7. Indemnification.
(a) In the event that the Aggregate Purchase Price and the Fees are not fully paid to Seller at (a) the Closing or (b) if the Acquisitions are not consummated, upon the liquidation of Buyer while Seller owns any Shares, Buyer and each of the Insiders hereby agree, jointly and severally, to indemnify and hold harmless Seller against any loss incurred in an amount equal to the difference between (i) the sum of the Aggregate Purchase Price, the Fees (or the MFN Differential, if applicable), and the Reimbursable Expenses (as defined in Section 10 hereof), minus (ii) the amount received by Seller from Buyer, plus any default payments incurred pursuant to Section 3(d) and 3(e) hereof. Buyer and the Insiders agree, jointly and severally, to pay any and all costs, fees and expenses (including counsel fees and expenses) incurred by Seller in enforcing its rights under this Section 7(a).

(b) Buyer and each of the Insiders hereby agree, jointly and severally, to indemnify and hold harmless Seller and each of its partners, principals, members, officers, directors, employees, agents, representatives and affiliated or managed funds from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever, and any and all actions, inquiries, proceedings and investigations in respect thereof (including any proceeding by any government subdivision and any claim by any former or current securityholder of Buyer), whether pending or threatened, to which any such party may become subject, arising in any manner out of or in connection with this Agreement or the transactions contemplated herein to the fullest extent permitted under applicable law, regardless of whether any of such parties is a party hereto, and immediately upon request reimburse such party for such party’s legal and other expenses as they are incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any such party’s involvement in discovery proceedings or testimony); provided that Buyer and the Insiders shall not be liable for any such loss, liability, claim, damage or expense resulting from actions taken by Seller in bad faith or as a result of its gross negligence or willful misconduct.
8. Termination of Purchase Obligation. The obligation of Seller and Buyer to sell and purchase, respectively, the Shares under this Agreement shall become null and void and of no force and effect upon the earlier of (i) the termination or abandonment of the Acquisitions or (ii) Expiration Date. Notwithstanding any provision in this Agreement to the contrary, Buyer’s obligation to purchase the Shares from Seller and Seller’s obligation to sell the Shares to Buyer shall be conditioned on the consummation of the Acquisitions.
9. Covenant of Seller. After the execution of this Agreement and prior to Closing, Seller shall not acquire any ordinary shares, warrants or other securities of Buyer or effect any derivative transactions with respect thereto.
10. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses; provided that Buyer shall pay up to $50,000 of the reasonable, documented costs and expenses incurred by Seller in connection with the transactions contemplated by this Agreement (the “Reimbursable Expenses”), it being understood that Buyer has, prior to the date hereof, deposited $25,000 with Seller in furtherance of the foregoing.
11. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile or electronic transmission, and any such executed facsimile or electronic copy shall be treated as an original.
12. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and irrevocably waives trial by jury.

13. Remedies. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.
14. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto, except that Seller may assign any of its rights and interests to any person or entity provided that the performance required of Seller hereunder will not be impaired.
15. Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.
16. Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement not any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.
17. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by Buyer or the Insiders to the Seller and thus refunded to Buyer or the Insiders, as applicable.
[signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

ASIA SPECIAL SITUATION ACQUISITION CORP.
	By:	/s/ Gary T. Hirst
		Name:	Gary T. Hirst
		Title:	President

Purchase Price Per Share: $10.00	VICTORY PARK CREDIT OPPORTUNITIES
Number of Shares: 4,215,599	MASTER FUND, LTD.
Aggregate Purchase Price: $42,155,990	By:	Victory Park Capital Advisors, LLC
Fees: $421,559.90		its investment manager

	By:	/s/ Scott R. Zemnick
		Name:	Scott R. Zemnick
		Title:	General Counsel

Address:
227 West Monroe Street, Suite 3900
Chicago, Illinois 60606

The undersigned joins as parties to the foregoing
Agreement for the limited purposes provided in
Sections 3(d), 6 and 7 of the Agreement:

Marseilles Capital LLC

/s/ Marshall Manley
Name: Marshall Manley
Title: Managing Member

ALLIUS, LTD.
	By:	/s/ Gary T. Hirst
		Name:	Gary T. Hirst
		Title:	Authorized Signatory

NOBLE INVESTMENT FUND LIMITED
	By:	/s/ Arie Jan van Roon
Name:
Title:

HO CAPITAL MANAGEMENT LLC
	By:	/s/ Arie Jan van Roon
Name:
Title:

Annex I
ASIA SPECIAL SITUATION ACQUISITION CORP.
P.O. BOX 309, UGLAND HOUSE
GRAND CAYMAN, KY 1-1104
CAYMAN ISLANDS
January 15, 2010
Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Frank Di Paolo
Re: Trust Account No. 530-152282 (the “Trust Account”)
Gentlemen:
Asia Special Situation Acquisition Corp. (the “Company”) is providing these irrevocable instructions to you in connection with the above described Trust Account established in connection with and pursuant to an Investment Management Trust Agreement dated as of January 16, 2008 between the Company and Continental Stock Transfer & Trust Company as Trustee (the “Trust Agreement”). Capitalized terms used herein shall have the meanings ascribed to such terms in the Trust Agreement.
In the event the Company notifies you that it has consummated a Business Combination, or, in connection with this and other required transfers of Trust Account funds will consummate a Business Combination, and assuming you are the Trustee on such date, then, in consideration for the electronic transfer of an aggregate of 4,625,599 of the Company’s ordinary shares (the “Shares”) beneficially owned by Victory Park Credit Opportunities Master Fund, Ltd. and Victory Park Special Situations Master Fund, Ltd. ( collectively, the “Investors”) to an account specified by the Company (the “Company Account”) upon the receipt of the shares in the Company Account, you are irrevocably instructed to deliver the sum of $46,718,549.90 to the Investors (the “Amount”). The Amount must be distributed to such Investors prior to the release of any funds from the Trust Account to the Company or any other third party. Such Amount shall be delivered to the Investors in accordance with the bank wire instructions delivered to you by the Investors; provided, however, (i) nothing in this letter shall prevent the Trustee from making payment to shareholders properly exercising redemption rights and (ii) in the event that all of the Shares are not delivered by January 25, 2010, you may pay to the Investors an amount equal to the Amounts less the product of (i) the number of Shares not delivered to you multiplied by (ii) the Purchase Price Per Share (the “Shortfall Amount”) and such Shortfall Amount shall be deposited in a separate escrow account established by you for the sole benefit of the Investors which shall be released to the Investors upon delivery of the remainder of the Shares, so long as the Investors are provided confirmation that the Shortfall Amount has been released to such escrow account.
The funds distribution described above is for the benefit of the Investors, who are hereby made third party beneficiaries of these irrevocable instructions with rights of enforcement.
Each of the Company and Trustee acknowledges that the instructions contained herein may not be amended, modified, waived or otherwise changed by the Company, Trustee or any other person without the prior written consent of the Investors.

Kindly acknowledge where indicated below, your receipt and understanding of these instructions and return a copy to Mintz Levin Cohn Ferris Glovsky and Popeo, PC, 666 Third Avenue, New York, New York 10017, attention: Jeffrey P. Schultz, Esq., E-mail: jschultz@mintz.com, Fax Number: (212) 983-3115; and to Ellenoff Grossman & Schole LLP, attention: David E. Kutcher, Esq., E-mail: dkutcher@egsllp.com, Fax Number: (646) 895-7187.
A facsimile signed and electronically delivered copy of this letter shall be deemed an original.

Very truly yours, ASIA SPECIAL SITUATION ACQUISITION CORP.
By:
Name:
Title:

Acknowledged and Agreed:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: